SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                                                                   Entry into a Material Definitive Agreement

On June 26, 2018, Waste Management, Inc. (the “Company”) amended and restated its revolving credit agreement with a syndicate of banks signatory thereto (the “Banks”) and Bank of America, N.A. (“BofA”), as administrative agent for the Banks (the “Agent”) (the “Fourth Amended and Restated Credit Agreement”) to extend the term and increase aggregate available revolving credit to serve U.S. and Canadian needs of the Company and its subsidiaries.

The Fourth Amended and Restated Credit Agreement increased the total commitment under the facility from $2.25 billion to $2.75 billion (plus a $750 million accordion feature) and extended the maturity date to June 26, 2023, with the option to request up to two one-year extensions.  Waste Management of Canada Corporation and WM Quebec Inc., each a wholly-owned subsidiary of the Company (the “Canadian Borrowers”), were added as additional borrowers under the Fourth Amended and Restated Credit Agreement, and the Fourth Amended and Restated Credit Agreement permits borrowing in Canadian dollars up to the U.S. dollar equivalent of $375 million, with such borrowings to be repaid in Canadian dollars. Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company, guarantees all of the obligations under the Fourth Amended and Restated Credit Agreement.

Under the Fourth Amended and Restated Credit Agreement, the Company is required to pay, quarterly in arrears, (a) an annual facility fee in an amount ranging from .06% to .15% of the $2.75 billion in letter of credit and borrowing availability under the agreement (the “Facility Fee”) and (b) letter of credit fees, payable quarterly, in an amount ranging from .69% to 1.05% of outstanding letters of credit issued under the agreement (the “L/C Fee”).  Any borrowings in U.S. dollars under the Fourth Amended and Restated Credit Agreement will bear interest at (x) the London Interbank Offered Rate (“LIBOR”) for the applicable interest period, plus a spread ranging from .69% to 1.05% per annum (a “LIBOR Loan”), or (y) a base rate equal to the highest of (i) the U.S. Federal Funds Rate plus .5%, (ii) BofA’s announced prime rate, or (iii) one-month LIBOR plus 1%, plus, in each case, a spread ranging from zero to .05% per annum (a “Base Rate Loan”).  Any borrowings in Canadian dollars will bear interest at (x) the Canadian Dollar Offered Rate (“CDOR”) for the applicable interest period, plus a spread ranging from .69% to 1.05% per annum (any such CDOR loan, together with any LIBOR Loan, a “Eurocurrency Loan”), or (y) a base rate equal to the higher of (i) BofA’s announced prime rate for commercial loans in Canadian dollars in Canada to Canadian borrowers, or (ii) the average CDOR for a 30-day term, plus .5%, plus, in each case, a spread ranging from zero to .05% per annum (a “Canadian Prime Rate Loan”). In certain instances, the Agent may approve a comparable or successor reference rate.

The Facility Fee and the L/C Fee percentages and the spread applicable to Eurocurrency Loans, Base Rate Loans and Canadian Prime Rate Loans depend on the Company’s senior public debt rating as determined by Standard & Poor’s and Moody’s. Based on the Company’s current senior public debt rating, the Facility Fee is .09% per annum, the L/C Fee is .91% per annum, the spread applicable to Eurocurrency Loans is .91% per annum, and the spread applicable to Base Rate Loans and Canadian Prime Rate Loans is zero.

The Fourth Amended and Restated Credit Agreement contains customary representations and warranties and affirmative and negative covenants. The Fourth Amended and Restated Credit Agreement contains one financial covenant, which sets forth a maximum total debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio. This covenant provides that the ratio of the Company’s total debt to its EBITDA (the “Leverage Ratio”) for the preceding four fiscal quarters will not be more than 3.5 to 1, provided that if an acquisition permitted under the Fourth Amended and Restated Credit Agreement involving aggregate consideration in excess of $200 million occurs during the fiscal quarter, the Company shall have the right to increase the Leverage Ratio to 4 to 1 during such fiscal quarter and for the following three fiscal quarters (the “Elevated Leverage Ratio Period”).  There shall be no more than two Elevated Leverage Ratio Periods during the term of the agreement, and the Leverage Ratio must return to 3.5 to 1 for at least one quarter between Elevated Leverage Ratio Periods.  The calculation of all components used in the Leverage Ratio covenant are as defined in the Fourth Amended and Restated Credit Agreement. The Fourth Amended and Restated Credit Agreement also contains certain restrictions on the ability of the Company’s subsidiaries to incur additional indebtedness as well as restrictions on the ability of the Company and its subsidiaries to, among other things, incur liens; engage in sale-leaseback transactions; make certain investments; and engage in mergers and consolidations.

The Fourth Amended and Restated Credit Agreement contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; violations of covenants, subject in certain cases to negotiated grace periods; certain bankruptcies and liquidations; a cross-default of more than $100 million; certain unsatisfied judgments of more than $100 million; certain ERISA-related events; and a change in control of the Company (as specified in the agreement). If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Fourth Amended and Restated Credit Agreement and cash-collateralize any outstanding letters of credit supported by the Fourth Amended and Restated Credit Agreement. The Agent, or Banks that hold more than 50% of the commitments under the Fourth Amended and Restated Credit Agreement, may elect to accelerate the maturity of all amounts due upon the occurrence and during the continuation of an event of default.

On June 27, 2018, the Company also increased its ability to borrow funds pursuant to its commercial paper program, provided that the aggregate outstanding amount of promissory notes issued under such program, together with other borrowings under the Fourth Amended and Restated Credit Agreement, shall not at any time exceed the aggregate authorized borrowing capacity under the Fourth Amended and Restated Credit Agreement.

At closing, the Company had no outstanding borrowings and $603 million letters of credit issued under the Fourth Amended and Restated Credit Agreement.  The Company also had $955 million of outstanding borrowings under its commercial paper program (excluding the related discount on issuance), which is supported by the Fourth Amended and Restated Credit Agreement, leaving unused and available credit capacity of approximately $1.2 billion.

Several of the Banks that are party to the Fourth Amended and Restated Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The Fourth Amended and Restated Credit Agreement is Exhibit 10.1 to this Current Report on Form 8-K. The above description of the Fourth Amended and Restated Credit Agreement is not complete and is qualified in its entirety by reference to the exhibit.

Each of the Canadian Borrowers are currently borrowers under the C$509,500,000 Credit Facilities Amended and Restated Credit Agreement dated as of March 24, 2016, with 3-year term, providing for a revolving operating credit in the maximum amount of C$50 million and a non-revolving term credit in the maximum amount of C$459.5 million (the “Existing Canadian Loan Agreement”).  During the third quarter of 2018, the Canadian Borrowers anticipate repaying the balance of approximately C$94 million remaining on the term credit provided under the Existing Canadian Loan Agreement.

Item 2.03.                                                                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01.                                                                Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit Number	Description

10.1

$2.75 Billion Fourth Amended and Restated Revolving Credit Agreement dated as of June 26, 2018 by and among Waste Management, Inc., Waste Management of Canada Corporation, WM Quebec Inc. and Waste Management Holdings, Inc., certain banks party thereto, and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: June 29, 2018	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President and Chief Legal Officer